Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We consent to the incorporation by reference in the Registration Statements of Laredo Petroleum, Inc. on Form S-3 (File No. 333-230427) and Forms S-8 (File Nos. 333-178828, 333-211610, 333-231593 and 333-256431) of our estimates of reserves contained in our reports entitled “Sabalo Energy, LLC Interests Midland Basin Oil & Gas Assets Estimate of Reserves and Revenues SEC Pricing Case “As of” January 1, 2021,” dated May 5, 2021, and “Shad Permian, LLC Interests Midland Basin Oil & Gas Assets Estimate of Reserves and Revenues SEC Pricing Case “As of” January 1, 2021,” dated May 5, 2021. We further consent to the inclusion of such reports as exhibits to this Current Report on Form 8-K.

Yours truly,

W.D. VON GONTEN & CO.

By:	/s/ William D. Von Gonten, Jr.
William D. Von Gonten, Jr. June 1, 2021